                                                                    EXHIBIT 3


                              EMPLOYMENT AGREEMENT



     EMPLOYMENT AGREEMENT (this "Agreement") dated as of August 24, 1998 (the "Effective Date"), between Eastern Resorts Corporation, a Delaware corporation (the "Company"), and R. Perry Harris, a resident of Newport, Rhode Island (the "Executive").


                              W I T N E S S E T H:


     WHEREAS, the Company wishes to assure itself of the continued services of the Executive so that it will have the benefit of his ability, experience and services, and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth; and

     WHEREAS, it is hereby acknowledged that the covenants not to compete, detailed in Section 10(b) of this Agreement, are in partial consideration for the sale and goodwill of the Company to Equivest Finance, a Florida corporation ("Equivest").

     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.   EMPLOYMENT


     The Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, on and subject to the terms and conditions of this Agreement.



2.   TERM


     The Period of the Executive's employment under this Agreement (the "Employment Period") shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date. The Employment Period shall be automatically extended for an additional year on the first anniversary of the Effective Date and each succeeding anniversary of the Effective Date, unless written notice of non-extension is provided by either party to the other party at least 180 days prior to such anniversaries.

3.   POSITIONS, DUTIES AND RESPONSIBILITIES

(a) The Executive shall serve as, and with the title, office and authority of, Chief Executive Officer of the Company and the Company shall use all reasonable efforts to ensure that for the duration of the Employment Period, the Executive is elected or appointed to the Board of Directors of the Company (the "Board of the Company") and to the Board of Directors of Equivest (the "Board of Equivest").

(b) Executive shall have effective general and active day-to-day leadership and management of the business and affairs of the Company and the subsidiaries of the Company, subject only to the authority of the Chief Executive Officer of Equivest (the "Equivest CEO") and the Board of the Company and shall have all of the powers, authority, duties and responsibilities usually incident to the position and office of Chief Executive Officer of the Company. The Executive shall report directly to the individual who holds the position the Equivest CEO. The Equivest CEO shall nominate, after consultation with the Executive and the approval of the Board of Equivest, such other members of the Board of the Company as the Equivest CEO shall determine from time to time.

(c) The Executive agrees to devote all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive
--------  -------
from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive is serving on as of the Effective Date or serving, subject to the prior written approval of the Equivest CEO, on the board of directors of any other corporation or entity that is not in competition with the Company, or (iii) managing his personal investments; provided, further, that any such activities set forth in clauses (i) through
--------  -------
(iii) above do not interfere with the Executive's performance of his duties and responsibilities hereunder.

(d) The Executive shall perform his duties at the principal offices of the Company located in Newport, Rhode Island, but from time to time the Executive will be required to travel to other locations in the proper conduct of his responsibilities under this Agreement; provided, however, such travel will not
                                       --------  -------
exceed, in the aggregate, three months during any calendar year during the Employment Period.

4.
     COMPENSATION AND BENEFITS


     In consideration of the services rendered by the Executive during the Employment Period, the Company shall pay or provide the Executive the compensation and benefits set forth below.

(a)  Salary.  The Company shall pay the Executive a base salary (the "Base
     ------                                                           ----
Salary") equal to at least $300,000 per annum.  On each anniversary of the
------
Effective Date during the Employment Period, the Base Salary shall be increased by the percentage increase in the Consumers Price Index for All Urban Consumers for the twelve calendar months prior to such anniversary. In addition, the Board may review the Base Salary with a view towards consideration of merit increases and, once established, the Base Salary shall not be decreased during the Employment Period. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b)  Target Annual Bonus.  The Company shall provide the Executive with the
     -------------------
opportunity to earn an annual target bonus (the "Target Annual Bonus") for each
                                                 -------------------
fiscal year of the Company ending during the Employment Period, however, in no circumstances shall the Target Annual Bonus be paid where performance does not equal the Pre-Tax Profit Target (as defined below). The Target Annual Bonus will be payable to the Executive as follows: (i) in the event that the pre-tax profits of the Company equals 100% of the Pre-Tax Profit Target but less than 125% of the Pre-Tax Profit Target for a given fiscal year of the Company ending during the Employment Period, the Target Annual Bonus for such fiscal year will be equal to 40% of the latest Base Salary in effect at or prior to the end of such fiscal year; and (ii) in lieu of the Target Annual Bonus described in clause (i) of this sentence, in the event that the pre-tax profits of the Company equals or exceeds 125% of the Pre-Tax Profit Target for a fiscal year of the Company ending during the Employment Period, the Target Annual Bonus for such fiscal year will be equal to 60% of the latest Base Salary in effect at or prior to the end of such fiscal year. The Pre-Tax Profit Target will be as follows: $5.1 million for the 1998 fiscal year; $7.1 million for the 1999 fiscal year; $9.6 million for the 2000 fiscal year; $12.5 million for the 2001 fiscal year; and $16.2 million for the 2002 fiscal year. Pre-tax profits for a fiscal year means the Company's income before taxes as determined in accordance with generally accepted accounting principles. The determination of the actual amount of pre-tax profit shall be made for each fiscal year by the Board of Equivest and, absent any manifest error, such determination shall be final and binding on all interested persons. Payment of the Target Annual Bonus will be made on a date which shall be as soon as practicable after all determinations as to Company pre-tax profits are made for a fiscal year (the "Bonus Determination
                                                            -------------------
Date").  Notwithstanding the foregoing, in the event that there is a material
----
change in the Company's operations for any fiscal year during the Employment Period, including, without limitation, a material acquisition or disposition, the Pre-Tax Profit Targets for such year and any subsequent year during the Employment Period will be adjusted in a manner mutually agreed to by the Executive and the Equivest CEO.


          (c) Employee Benefits.  The Executive shall be entitled to participate
              -----------------
in all employee benefit plans, programs, practices or arrangements of the Company in which other senior executives of the Company are eligible to participate from time to time, including, without limitation, any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, any medical, dental, health and welfare plans and any stock purchase programs that are approved by the Board of the Company on terms and conditions at least as favorable as provided to other senior executives of the Company or Equivest. In addition, the Executive will be provided with six weeks' paid vacation for each full fiscal year of the Company during the Employment Period which shall be earned ratably over the course of the year but which shall not be carried over from year to year during the Employment Period.

          (d) Fringe Benefits and Perquisites.  The Executive shall be entitled
              -------------------------------
to all fringe benefits and perquisites that are generally made available to senior executives of the Company from time to time that are approved by the Board of the Company or applicable committee thereof. In addition, the Company shall pay the monthly automobile lease payment of the lease between the Predecessor Company and Mercedes Benz as in effect on the Effective Date until the expiration of such automobile lease.

5.   EQUITY INCENTIVES


     (a)  Annual Option Grant.  As soon as practicable after the end of each
          -------------------
fiscal year ending during the Employment Period, as long as the Executive is employed by the Company on that date, the Executive shall receive a grant of stock options from Equivest covering shares of the common stock of Equivest (the "Common Stock") based upon achievement of the Pre-Tax Profit Targets for such fiscal year as follows: (i) if the Company reaches at least 100%, but less than 125%, of the Pre-Tax Profit Target for a fiscal year, the Executive shall receive for such fiscal year an option covering 30,000 shares of the Common Stock; and (ii) in lieu of the grant of options described in clause (i) of this sentence, if the Company equals or exceeds 125% of the Pre-Tax Profit Target for a fiscal year, the Executive shall receive for such fiscal year an option covering 60,000 shares of the Common Stock. Options covering shares of Common Stock shall vest and become exercisable at a rate of 20% per year for a five-year period and options covering shares of Common Stock shall expire ten years from their dates of grant. The exercise purchase price of an option shall be the fair market value of a share of the Common Stock on the date of grant of the option. All such options shall be subject to a stock option agreement entered into between the parties hereto on terms consistent with the foregoing; provided, however, that the options shall be effective as of the date of grant
--------  -------
in accordance with the terms and conditions contained herein, irrespective of whether a stock option agreement has been executed by the parties. Except as expressly provided in Section 7(a)(iv) of this Agreement, all unvested options shall immediately expire upon the date of the Executive's termination of employment. No options shall be granted to the Executive after the date of his termination of employment.

     (b)  Additional Equity Incentives.  The Executive shall be considered, from
          ----------------------------
time to time, for the grant of additional stock options or other equity incentives, but no such grant shall be required.

6.   TERMINATION OF EMPLOYMENT


     The Employment Period will be terminated upon the happening of any of the following events:

(a)  Resignation other than for Good Reason. The Executive may, on 90 days'
     --------------------------------------
written notice to the Company, voluntarily terminate his employment hereunder for any reason at any time including any reason that does not constitute Good Reason.

(b)  Termination for Cause.  The Company may terminate the Executive's
     ---------------------
employment hereunder for Cause. For purposes of this Agreement, the Executive shall be considered to be terminated for "Cause" only upon (i) the conviction of the Executive of an act or acts that constitutes a misdemeanor involving moral turpitude, or a felony, whether or not appeal is taken, (ii) the conviction of the Executive for a violation of criminal law involving the Company and its business; or (iii) the willful fraud or material dishonesty of the Executive in connection with his performance of duties to the Company; (iv) the willful, material and continued failure by the Executive to perform his duties under this Agreement; (v) a material breach by the Executive of the provisions detailed in Section 10 of this Agreement; (vi) any material breach by the Executive of any provision of this Agreement, or (vii) gross insubordination or malfeasance in connection with the duties contemplated by Section 3 hereof. However, in no event shall the Executive's employment be considered to have been terminated for "Cause" unless and until the Executive receives a copy of a resolution adopted by the Board finding that, in the good faith opinion of the Board of Equivest, the Executive is guilty of acts or omissions constituting Cause, which resolution has been duly adopted by an affirmative vote of a majority of the Board, excluding the Executive and any individual alleged to have participated in the acts constituting "Cause." The Executive shall have the opportunity to cure any such acts or omissions (other than items (i) or (ii) above) within 15 days of the Executive's receipt of such resolution.

(c)  Resignation for Good Reason. The Executive may voluntarily terminate his
     ---------------------------
employment hereunder for Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

          (i) a material and continuing diminution in the position, title, authority, duties or responsibilities of the Executive as contemplated by
     Section 3 hereof as a result of any action by the Company or Equivest; provided, however, that it is expressly understood and agreed that the
     --------  -------
     Board of Equivest and the Equivest CEO shall be entitled to give direction to the Executive consistent with the position, title, authority, duties and responsibilities of the Executive, and to approve or disapprove actions of the Company, without any such direction, approval or disapproval being deemed to be Good Reason, and that no decision of the Board of Equivest or the Equivest CEO relating to the strategic direction of the Company, Company investments or the deployment of the Company resources shall constitute Good Reason;

          (ii) failure of the Executive to be a member of the Board of Equivest other than in the event that the Executive voluntarily resigns from the Board of Equivest; provided, however, that this clause (ii) shall no longer
                        --------  -------
     be a basis for Good Reason resignation after the date the Executive is no longer entitled to be a member of the Board of Equivest under Article VI of the Shareholders' Agreement.

          (iii) failure of the Executive to report principally and directly to the individual who holds the position of Equivest CEO;

          (iv) the relocation of the Company's principal executive offices to a location more than 40 miles from its current location in Newport, Rhode Island or the location of the Executive's own office to other than the Company's principal executive offices without the Executive's prior written consent;

          (v)  any material breach by the Company or Equivest of this Agreement;
     or

          (vi) any failure by the Company to obtain an assumption of this Agreement by a successor corporation as required under Section 11(a) hereof.

     However, in no event shall the Executive be considered to have terminated his employment for "Good Reason" unless and until the Company receives written notice from the Executive, within 45 days of the date the Executive knows of the events constituting Good Reason, identifying in reasonable detail the acts or omissions constituting "Good Reason" and the provision of this Agreement relied upon, and such acts or omissions are not cured by the Company to the reasonable satisfaction of the Executive within 30 days of the Company's receipt of such notice.

(d)  Termination without Cause.  The Company shall have the right to terminate
     -------------------------
the Executive's employment hereunder other than for Cause at any time, subject to the consequences of such termination as set forth in Section 7 of this Agreement.

(e)  Disability.  The Executive's employment hereunder shall terminate upon his
     ----------
Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties to the Company on account of physical or mental illness or incapacity for a period of six consecutive months as a result of a condition that is treated as a total and permanent disability under the long-term disability insurance policy of the Company that covers the Executive. The Executive's employment hereunder shall be deemed terminated by reason of Disability fifteen days following the date of written notice from the Board of Equivest indicating the intent of the Board of Equivest to terminate the Executive for Disability unless the Executive return to full-time employment prior to the expiration of such fifteen-day period.

7.   COMPENSATION UPON TERMINATION OF EMPLOYMENT

     In the event the Executive's employment by the Company is terminated during the Employment Period, the Executive shall be entitled to the severance payments and benefits specified below:

(a)  Resignation for Good Reason; Termination without Cause.  In the event the
     ------------------------------------------------------
Executive voluntarily terminates his employment hereunder for Good Reason or is terminated by the Company other than for Cause, death or Disability, the Company shall pay the Executive and provide him with the following:

     (i)  Accrued Rights.  The Company shall pay the Executive the sum of (A)
          --------------
     his earned but unpaid Base Salary through the date of termination, (B) any earned but unpaid Target Annual Bonus for any completed fiscal year that ended prior to the date of termination, (C) any unreimbursed business expenses or other amounts due to the Executive from the Company as of the date of termination (the "Accrued Rights"). The Accrued Rights shall be made in a lump sum cash payment, net of any required tax withholding, no later than the fifteenth business day following the Executive's date of termination (or the expiration of any applicable cure period, if later). In addition, the Company shall provide to the Executive all payments, rights and benefits due as of the date of termination under the terms of the Company's employee and fringe benefit plans and programs in which the Executive participated during the Employment Period in accordance with the terms of such plans and programs.

     (ii) Pro-Rata Bonus.  In the event that the Executive is terminated
          --------------
     pursuant to Section 6(c) or 6(d) of this Agreement after June 30th of a fiscal year in which it is subsequently determined that the applicable Pre-Tax Profit Target had been achieved, Executive will receive, as soon as practicable after the Bonus Determination Date, payment of a pro-rata Target Annual Bonus the amount of which shall be equal to the Target Annual Bonus determined according to the provisions of Section 4(b) of this Agreement (determined as if the Executive's employment had not terminated) multiplied by a fraction, the numerator of which shall be the number of days in the fiscal year prior to the date of the Executive's termination of employment and the denominator of which shall be 365.

     (iii)  Severance Payment.  Subject to Section 10(c) of this Agreement, the
            -----------------
     Company shall continue to pay the Executive his Base Salary in regular payroll installment, at a rate in effect at the time of termination of the Executive's employment, from such date of termination of employment until the end of the Employment Period as then in effect.

     (iv)  Equity.    All stock options and other equity-based rights held by
           ------
     the Executive at the date of termination shall become immediately and fully vested and exercisable, and the Executive shall retain the right to exercise all outstanding stock options for one year from the date of such termination.

     (v) Continued Benefits.  The Company shall continue to provide the
         ------------------
     Executive and his eligible dependents with the benefits detailed in Section 4(d) of this Agreement, on the same terms and with the same level of contributions by the Executive, that were provided to the Executive immediately prior to termination of employment until the earlier of (i) the expiration of the remaining Employment Period and (ii) the Executive becoming eligible for coverage under comparable plans of a subsequent employer.

(b)  Resignation without Good Reason; Termination for Cause.  In the event the
     ------------------------------------------------------
Executive voluntarily terminates his employment hereunder other than for Good Reason or is terminated by the Company for Cause, the Company shall pay the Executive and provide him with any earned but unpaid Base Salary through the date of termination, any earned but unpaid Target Annual Bonus for any completed fiscal year that ended prior to the date of termination and any unreimbursed business expenses due to the Executive from the Company as of the date of termination. Upon such termination, (i) the Executive shall not be entitled to receive, and the Company shall have no obligation to provide, any severance payments under this Agreement, (ii) the

Executive and his dependents shall not be entitled to receive, the Company shall have no obligation to provide to the Executive or his dependents, any benefits detailed in Section 4(d) of this Agreement except as required by COBRA or other applicable law or under the terms of the applicable plans, and (iii) options covering shares of Common stock under this Agreement, whether vested or otherwise shall terminate immediately and shall be of no further force or effect.

          Notwithstanding the foregoing, the Company shall have the right to terminate the Executive's employment in the event that the pre-tax profits of the Company falls below 75% of the Pre-Tax Profit Target for the 2000 fiscal year or 75% of the Pre-Tax Profit Target for the 2001 fiscal year (as such targets are adjusted from time to time pursuant to Section 4(b) of this Agreement in the event of a material change in the operations of the Company). In such circumstances the Executive shall be entitled to such benefits, discussed above, as would be provided to the Executive had he terminated his employment other than for Good Reason or the Company had terminated his employment for Cause.

          (c) Disability; Death.  In the event the Executive's employment
              -----------------
hereunder is terminated by reason of the Executive's Disability or death, the Company shall pay and provide the Executive (or his legal representative) with any earned but unpaid Base Salary through the date to termination including all disability or life insurance benefits (as applicable), any earned but unpaid Target Annual Bonus for any completed fiscal year that ended prior to the date of termination and any unreimbursed business expenses due to the Executive from the Company as of the date of the Executive's Disability or death. Any options vested as of the date of the Executive's termination of employment by reason of Disability or death shall remain exercisable for 90 days following such date of termination.

          (d) Release.  If prior to the expiration of the Employment Period, the
              -------
Executive's employment is terminated for any reason, the Executive shall execute a release in substantially the form attached hereto in Exhibit A. Any payments due and owing to the Executive under this Agreement shall be expressly conditional on (i) the signing and delivery of such release by the Executive to the Company and (ii) the expiration of the seven day revocation condition period, as detailed in the release.

8.   NO MITIGATION OR OFFSET

     The Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 7 hereof and no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment. The Company's obligation to pay benefits under this Agreement shall not be reduced by any amount owed by the Executive to the Company.

9.   TAX WITHHOLDING; METHOD OF PAYMENT


     All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

10.  RESTRICTIVE COVENANTS

     (a) Covenant Not to Disclose Confidential Information.  The Executive
         -------------------------------------------------
acknowledges that during the course of his affiliation with the Company he has or will have access to and knowledge of certain information and data related to the Company and it affiliates which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company or any of its affiliates. As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company and its affiliates not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company and its affiliates, or as may be required by law or judicial process. The Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will return to the Company all Confidential Information in the Executive's possession or under the Executive's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive's relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term "Confidential Information" shall mean any information or data used by or belonging or relating to the Company or affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company or any of its affiliates maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designed, financial information, whether or not reduced to writing, or information or data of the Company or any of its affiliates.

     (b) Covenant Not to Compete.  The Executive acknowledges that he has
         -----------------------
established and will continue to establish favorable relations with the customers, clients and accounts of the Company or any of its subsidiaries and will have access to trade secrets of the Company or any of its subsidiaries. Therefore, in consideration of such relations and in partial consideration for the sale and goodwill of the Company to Equivest, and to further protect trade secrets, directly or indirectly, of the Company or any of its subsidiaries, the Executive, and his wife Karen Harris, will not, directly or indirectly, without the express written consent of the Equivest CEO with the approval of the Board of Equivest:

          (i) own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business which is engaged, directly or indirectly, in the timeshare resorts or resort development business or a timeshare resorts or resort development division of a hotel, hospitality or other business (a) within the eastern seaboard of the United States of America north of the northern border of South Carolina inland to 300 miles and seaward to 300 miles from the coastal boundaries of such eastern seaboard during the Employment Period and for a period of seven years following the Executive's termination or resignation of employment for any reason, and, in addition, (b) everywhere else within the United States of America during the Employment Period and for a period of one year following the Executive's termination or resignation of employment for any reason:

          (ii) solicit clients, customers or accounts of the Company or any of its subsidiaries during the Employment Period and for a period of seven years following the Executive's termination or resignation of employment for any reason; or

          (iii) solicit or in any manner influence or encourage any person who is or shall be in the employ or service of the Company or any of its subsidiaries to leave such employ or service for any other employment opportunity during the Employment Period and for a period of seven years following the Executive's termination or resignation of employment for any reason.


Any breach of the provisions of this Section 10(b) by Karen Harris, the wife of the Executive, shall be treated for all purposes of this Agreement as a breach by the Executive.


     (c) Equitable Relief.  Recognizing the irreparable damage will result to
         ----------------
the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in paragraphs (a) or (b) hereof, and that the Company's remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or Company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to the Company all ascertainable damages, including costs and reasonable attorneys' fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. In the event of a breach of the said covenants and assurances, options covering shares of Common Stock under this Agreement, whether vested or otherwise, shall terminate immediately and shall be of no further force or effect and any rights to future severance payments, discussed in Section 7 of this Agreement, shall be immediately forfeited. The obligations of the Executive and the rights of the Company, its successors and assigns under Section 10 of this Agreement shall survive the termination of this Agreement. The covenants and obligations of the Executive set forth in Section 10 hereof are in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law. In the event that there is a judicial determination that there has been no breach of the covenants and assurances contained in paragraphs (A) and (b) hereof, any severance payments or options forfeited pursuant to this Section 10(c) shall be immediately reimbursed or reinstated to the Executive.

11.  SUCCESSORS

          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business, assets or property of the Company, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 11 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.


          (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive's designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive's estate.

12.  NO ASSIGNMENT.

        Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by his legal representatives without the Company's prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives; provided, however, that nothing in this
Section 12 shall preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.



13.  ENTIRE AGREEMENT


     This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof. Any amendment or modification of this Agreement shall not be binding unless it is approved in writing by the Equivest CEO and is in writing and signed by the Company and the Executive.



14.  SEVERABILITY


     If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provision hereof shall be rendered void on the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstructed and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable and such provision shall then be enforceable and shall be enforced. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.


15.  NOTICES


     All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the following addresses:


if to the Executive:  R. Perry Harris

                      Eastern Resorts Company
                      115 Long Wharf
                      P.O. Box 2000
                      Newport, Rhode Island 02840

                      Facsimile No.: (401) 846-3888
with a copy to:      Stephen R. Goldstein, Esq.
                     Goldstein, Kaitz & Fellman, LLP
                     800 South Street, Suite 380
                     Waltham, MA 02453

                     Facsimile No.: (781) 894-2129


if to the Company:   Chief Executive Officer
                     Equivest Finance, Inc.
                     Two Clinton Square
                     Syracuse, New York 13202

                     Facsimile No.: (315) 422-9477



with a copy to:      Shearman & Sterling
                     599 Lexington Avenue
                     New York, New York 10022
                     Attention: Linda C. Quinn, Esq.

                     Facsimile No.: (212) 848-7179/80/81/82

Notices shall be deemed given when sent, provided that any notice required under
Section 6 hereof or notice given pursuant to Section 2 hereof shall be deemed given only when received. Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

16.  GOVERNING LAW


     The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York applicable to contracts entered into and performed in such state.

17.  GUARANTEE

     By execution of this Agreement, Equivest hereby agrees to guarantee the performance by the Company of all of its obligations under this Agreement. The Executive may not seek payment from Equivest under this Section 17 unless (i) the Company fails to pay the Executive an amount which the Executive is owed under this Agreement by the date on which it is due: (ii) the Executive makes a written demand for a payment under this Agreement to the Company following the due date of such payment; and (iii) the amount of such payment is not paid to the Executive within 45 days of the date such written demand is delivered to the Company.

18.  LEGAL FEES

     In the event of any controvercy or claim arising out of, or relating to this Agreement, or the breach thereof, the losing party shall bear the cost of all reasonable attorney fees and expenses of both parties.

          IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

                              EXECUTIVE



                              ________________________________
                              R. PERRY HARRIS



                              ERC ACQUISITION CORP.



                              _____________________________
                              By:
                              Title:


                              EQUIVEST FINANCE, INC. (solely in it's capacity for purposes of granting options covering shares of Common Stock of Equivest Finance, Inc. and in it's capacity outlined in Section 17 of this Agreement)


                              ____________________________
                              BY:
                              TITLE:

                                                                       EXHIBIT A



                                    RELEASE


          In exchange for the payments and other benefits described in the attached Employment Agreement dated August 24, 1998 (the "Agreement"), and on the expiration of the seven day revocation period, during which I may, at any time, revoke this release, I hereby release Eastern Resorts Corporation (the "Company), Equivest Finance, Inc. and any of their respective divisions, affiliates, subsidiaries, parents, predecessors, successors, assigns, officers, directors, trustees, employees, agents, stockholders, administrators, representatives, attorneys, insurers and fiduciaries, past, present and future, and Richard C. Breeden or any subsequent Chief Executive Officer of Equivest Finance, Inc. (collectively, the "Released Parties"), from any and all claims of any kind which I now have or may have against the Released Parties, whether known or unknown to me, by reason of facts which have occurred on or prior to the date that I have signed this Release (except a claim for the payments, options and benefits described in the Agreement or any claims for indemnification under the By-Laws of the Company as a result of my services as an officer and director of the Company). Such released claims include, without limitation, any and all claims and federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000c et seq., the Fair
                                                              -- ---
Labor Standards Act, as amended, 29 U.S.C. Section 201 et seq., the Americans
                                                       -- ---
with Disabilities Act, as amended, 42 U.S.C. Section 1201 et seq., the
                                                          -- ---
Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq.,
                                                                        -- ---
the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the
                                                                  -- ---
Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., the New
                                                             -- ---
York State Human Rights Law, N.Y. Exec. Law, Section 296 et seq., and any and
                                                         -- ---
all state or local laws regarding employment discrimination and/or federal, state or local laws of any type or description regarding employment, including, but not limited to, any claims arising from or derivative of my employment with the Company, as well as any and all claims under state contract or tort law.

          I have read this release carefully, acknowledge that I have been given at least 21 days to consider all of its terms, and have been advised to consult with an attorney and any other advisors of my choice prior to executing this Release, and I fully understand that by signing below I am voluntarily giving up any right which I may have to sue or bring any other claims against the Released Parties, including any rights and claims under the Age Discrimination in Employment Act. I also understand that I have a period of 7 days after signing this Release within which to revoke my agreement, and that neither the Company nor any other person is obligated to make any payments or provide any other benefits to me pursuant to the attached Agreement until 8 days have passed since my signing of this Release without my signature having been revoked. Finally, I have not been forced or pressured in any manner whatsoever to sign this Release, and I agree to all of its terms voluntarily,

          This Release, and the attached Agreement, are final and binding and may not be changed or modified except in a writing signed by both parties.



     [date]        [signature]